United States

Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 29, 2004

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor; Renton, Washington 98055
(Address of principal executive offices)

(425) 393-2914
(Registrant’s telephone number, including area code)

Item 5.  Other Events

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation (“BCC” or “Boeing Capital”) that was contained in the press release and Webcast of first quarter 2004 financial results of The Boeing Company (“Boeing”), dated April 28, 2004.  The information relevant to Boeing Capital Corporation is as follows:

Boeing Capital Corporation

During the first quarter, Boeing Capital Corporation continued implementation of its new strategy to create value by supporting the operations of Boeing’s business units while reducing risk.  Earnings increased as customer-financing portfolio growth moderated and market conditions stabilized (see Table 7).

Table 7. Boeing Capital Corporation Operating Results

	1st Quarter		%
(Millions)	2004	2003	Change

Revenues	$307	$283	8%
Pre-Tax Income(1)	$87	($113)	N.M.

(1) Includes financing-related interest expense of $103 million and $111 million for 1Q04 and 1Q03, respectively.

First-quarter revenues rose by 8 percent to $307 million reflecting modest year-on-year portfolio growth and gains on asset sales.  Pre-tax income rose markedly to $87 million, driven by gains on asset sales and a sharp reduction in non-cash charges compared with the first quarter of 2003.

BCC’s customer-financing portfolio was unchanged in the first quarter at $12.2 billion.  New business volume of approximately $0.3 billion was offset by $0.3 billion of asset run-off and depreciation.  The allowance for losses on finance leases and notes receivable at the end of the first quarter was 4.7 percent, unchanged from the end of 2003.  Leverage, as measured by the ratio of debt-to-equity, was a conservative 4.4-to-1, down from 4.7-to-1 at the end of 2003.

At quarter end, approximately 80 percent of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft), up slightly from the end of 2003.  On January 15, 2004, BCC announced it is assessing strategic options with regard to the future of its Commercial Financing Services unit, including the possible sale of the unit. At the end of March 2004, Commercial Financing Services assets totaled $2.2 billion.  Consistent with its announced strategy to reduce financing-portfolio growth and risk, BCC’s debt decreased with a debt balance of $8.8 billion at the end of the first quarter 2004, compared with $9.2 billion at the end of the fourth quarter of 2003.  BCC’s interest expense for the three months ended March 31, 2004 was $103 million compared with $111 million for the same period in 2003.

Boeing’s financial outlook for Boeing Capital is shown in the table below:

Boeing Capital Corporation Financial Outlook (Billions)	2004	2005

Portfolio Growth (Net)	Flat	$	<0.5
Revenue	$ ~1.1	$	~1.2
Return on Assets	>1%	>1%

BCC's cash flow forecast is approximately $750 million for 2004 and 2005.  This guidance assumes the gradual runoff of the commercial equipment finance portfolio and excludes the impact of any sale or disposition of the Commercial Finance unit.

Item 7. Other Events

The following exhibit is furnished as a part of this report:

Exhibit No. 99 Press Release

Item 12.  Results of Operations and Financial Condition

On April 28, 2004, Boeing publicly announced by means of a press release its first quarter 2004 financial results, some of which relate to Boeing Capital Corporation.  The full text of Boeing’s press release is being furnished pursuant to Item 12 of Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

	By:	/s/ RUSSELL A. EVANS
Russell A. Evans
April 29, 2004		Vice President and Chief Financial Officer